Corporate Policy Manual
Exhibit 19

Section 30
Insider Trading

_____________________________________________________________________________________________

A.Purpose
B.Persons subject to the Policy

C.Transactions subject to the Policy
D.Individual Responsibility
E.Administration of the Policy

F.Statement of Policy
G.Definition of Material Nonpublic Information
H.Transactions by Family Members and Others

I.Transactions by Entities that You Influence or Control
J.Transactions under Company Plans
K.Prohibited Transactions

L.Standing and Limit Orders (discouraged)

M.Additional Procedures
N.Rule 10b5-1 Plans for Persons subject to the Pre-clearance Procedures

O.Post-termination Transactions
P.Consequences of Violations
Q.Company Assistance

© 2024 Otis Worldwide Corporation

Issued: 04/02/2020

Revised: 09/20/2024

Corporate Policy Manual

Section 30

A.PURPOSE
Our Insider Trading Policy (the “Policy”) provides guidelines with respect to:
•transactions in the securities of Otis Worldwide Corporation (the “Company”), and
•the handling of confidential information about the Company (and its subsidiaries) and the companies with which the Company does business.
It is intended to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

B.PERSONS SUBJECT TO THE POLICY
This Policy applies to:
•all executive officers of the Company;
•all members of the Company’s Board of Directors; and
•all employees of the Company and its subsidiaries.
The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.
C.TRANSACTIONS SUBJECT TO THE POLICY

This Policy applies to transactions in the Company’s securities (collectively referred to as “Company Securities”), including:
•the Company’s common stock;
•options to purchase common stock;
•stock appreciation rights;
•performance stock units;
•restricted stock units;
•stock units and deferred stock units under any Company benefit plan or arrangement;
•any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants; as well as
•derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.
Material nonpublic information that you learn about the Company should not be used to purchase securities of a company that is unrelated to the Company. For example, if you learn that the Company will be banned from doing business in a country, you should not buy shares in a competitor doing business there.

D.INDIVIDUAL RESPONSIBILITY
We all have ethical and legal obligations to maintain the confidentiality of the Company's information and to not engage in transactions in Company Securities while in possession of material nonpublic information.

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You must not engage in illegal trading and must avoid the appearance of improper trading.
You are responsible for making sure that you comply with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy.

In all cases, the responsibility for determining whether you are in possession of material nonpublic information rests with you, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate you from liability under applicable securities laws.

You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

E.ADMINISTRATION OF THE POLICY
The Vice President. Legal Affairs, Executive Compensation shall serve as the Compliance Officer for the purposes of this Policy, and in that person’s absence, the Vice President, SEC Law shall serve as the Compliance Officer. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review. The Compliance Officer will review the Policy bi-annually.

F.STATEMENT OF POLICY
No director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

•Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans;”

•Recommend the purchase or sale of any Company Securities;

•Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company;

•Make a gift of Company Securities; or
•Assist anyone engaged in the above activities.

In addition, no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working or performing services for the Company, learns of material nonpublic information about a company, including a customer, supplier or competitor of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

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There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are subject to this Policy without any exceptions. The securities laws do not recognize any mitigating circumstances, and, regardless, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation.

G.DEFINITION OF MATERIAL NONPUBLIC INFORMATION
Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities.
Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality. Materiality is based on an assessment of all of the facts and circumstances, and is evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•Information regarding prospective financial results for Otis, for the New Equipment or Services segments;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A Company restructuring;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of or change to a repurchase program for Company Securities;
•A material change in the Company’s pricing or cost structure;
•Major marketing changes;
•Proposed or pending changes in the Board of Directors or senior management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new product, process, or service;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier;
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or
•The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.
When Information is Considered Public. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that it has been widely disseminated and that the public has had sufficient time to absorb it.
Information generally would be considered widely disseminated if it has been disclosed through the
Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television

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programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

As a general rule, information should not be considered absorbed by the marketplace until after two full trading days have been completed since the information's release. If, for example, the Company were to make an announcement before the New York Stock Exchange opens on Monday, you should not trade in Company Securities until Wednesday. If the Company were to make an announcement Monday after the New York Stock Exchange opened, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
H.TRANSACTIONS BY FAMILY MEMBERS AND OTHERS
This Policy applies to your family members who reside with you including:
•a spouse;
•a child;
•a child away at college;
•stepchildren;
•grandchildren;
•parents;
•stepparents;
•grandparents;
•siblings and in-laws;
•anyone else who lives in your household; and
•any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities
(collectively referred to as “Family Members”).
You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

I.TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL
This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
J.TRANSACTIONS UNDER COMPANY PLANS

This Policy does not apply in the case of the following transactions, except as specifically noted:

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•Stock Option or Stock Appreciation Right Exercises. This Policy does not apply if you exercise your stock options or stock appreciations rights granted pursuant to the Company's stock plans if you don't have a market sale in connection with such exercise. However, it applies if you "sell" your options or stock appreciation rights (i.e., if you sell any of the stock you receive upon the exercise of an employee stock option or stock appreciation right).

•Restricted Stock Units and Performance Stock Units. This Policy does not apply to the vesting of restricted stock units or performance stock units. The Policy does apply, however, to any market sale of stock you obtain in respect of these awards.

•Benefit Plans. This Policy applies if you make an election to make an intra-plan transfer of an existing account balance out of the Company stock fund under any Company sponsored plan (e.g., the Savings Restoration Plan or the Deferred Compensation Plan.

•Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.
•Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

K.PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. As a result, any persons covered by this Policy may not engage in any of the following transactions:

•Short-Term Trading. Short-term trading of Company Securities may be distracting and may unduly focus you on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

•Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, officers and directors are legally prohibited from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

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•Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
•Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible ways, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

•Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without your consent if you fail to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if you default on the loan. Because a margin sale or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company Securities, you are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

L.STANDING AND LIMIT ORDERS (DISCOURAGED)
We discourage you from using standing and limit orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts.

There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when you are in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”
M.ADDITIONAL PROCEDURES
The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

•Pre-Clearance Procedures. The persons designated by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer.

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A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer.

•Quarterly Blackouts. The persons designated by the Compliance Officer as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning on the 15th day of the last month of each fiscal quarter and ending on the second business day following the date of the public release of the Company’s earnings results for that quarter.
•Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees.

So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

•Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

N.RULE 10B5-1 PLANS FOR PERSONS SUBJECT TO THE PRE-CLEARANCE PROCEDURES

Rule 10b5-1 under the Exchange Act provides a defense from insider trading.
In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions.

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To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Compliance Officer.

In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Any Rule 10b5-1 Plan must be submitted for approval two business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. Rule 10b5-1 Plans are restricted to persons subject to the Pre-Clearance Procedures.

O.POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.
P.CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by law.
Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment.

While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company- imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
Q.COMPANY ASSISTANCE
Any person who has a question about this Policy or its application to any proposed transaction:
•may obtain additional guidance from the Compliance Officer; or

•may also submit the question to the Otis insider trading mailbox:
insidertradingquestions@otis.com

© 2024 Otis Worldwide Corporation